UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

ENTELLUS MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36814	20-4627978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 Holly Lane North, Suite 40 Plymouth, Minnesota	55447
(Address of principal executive offices)	(Zip Code)

(763) 463-1595

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2017 (“Effective Date”), Entellus Medical, Inc. (the “Company”), Oxford Finance LLC (“Oxford”), as collateral agent and a lender, and the lenders party thereto from time to time (including Oxford, the “Lenders”), entered into a Loan and Security Agreement (the “Loan Agreement”). Pursuant to the terms and conditions of the Loan Agreement, the Company may borrow up to a total of $40.0 million in term loans in three tranches (each a “Term Loan” or, collectively, “Term Loans”) and up to $10.0 million under a revolving line of credit, subject to a borrowing base requirement (the “Line of Credit”). All borrowings under the Loan Agreement are subject to the satisfaction of customary conditions, including the absence of default and the accuracy of representations and warranties in all material respects and, in the case of borrowings under the Line of Credit, the delivery of an updated borrowing base certificate.

The first Term Loan of up to $13.5 million was borrowed immediately by the Company and a portion of which was to repay approximately $20.0 million in outstanding indebtedness, which constituted all amounts outstanding under that certain Amended and Restated Loan and Security Agreement, dated December 20, 2013, by and between Oxford, other lenders party thereto from time to time, and the Company (the “Prior Loan Agreement”), together with the final payment and prepayment fees. The Company also immediately borrowed $8.0 million under the Line of Credit to repay the existing $20.0 million in outstanding indebtedness, with the ability to borrow up to an additional $2.0 million if the borrowing base requirement is met in the future.

The second Term Loan of up to $10.0 million is available beginning on the earlier of the completion of a future merger, consolidation or acquisition in which the borrowings would be used by the Company to pay the purchase price or November 1, 2017 (if certain trailing 12-month revenues are met) and ending on December 31, 2017. The third Term Loan of up to $16.5 million is available beginning on the earlier of the completion of a future merger, consolidation or acquisition in which the borrowings would be used by the Company to pay the purchase price or the occurrence of certain trailing 12-month revenues and ending on March 31, 2018. The borrowings under the second and third Term Loans must be used to fund a merger, consolidation or acquisition or may be used for working capital so long as the Company’s trailing 12-month revenues meet certain amounts. The third Term Loan cannot be made prior to the funding of the second Term Loan, or if no second Term Loan is made, January 1, 2018. The Term Loans mature and all amounts borrowed under the Loan Agreement, including the Line of Credit, become due and payable on March 1, 2022.

Each Term Loan bears interest at a floating per annum rate equal to the greater of (1) 7.95% and (2) the sum of (i) the greater of (A) the 30-day U.S. LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue and (B) 0.77%, plus (ii) 7.18%. With respect to the Line of Credit, the floating per annum rate of interest is equal to the greater of (1) 4.95% and (2) the sum of (i) the greater of (A) 30-day U.S. LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue and (B) 0.77%, plus (ii) 4.18%. The Company is required to make interest-only payments following the funding of each Term Loan through April 1, 2019 or, under certain circumstances, through April 1, 2020. All outstanding Term Loans will begin amortizing at the end of the applicable interest-only period, with monthly payments of principal and interest being made by the Company to the Lenders in consecutive monthly installments following such interest-only period.

In addition to principal and interest payments, the Company is required under the Loan Agreement to make a final payment fee of 4.95% on the principal amount of any Term Loans outstanding, which will be accrued over the term of the credit facility and will be due at the earlier of maturity, acceleration of the Line of Credit or Term Loans or prepayment of a Term Loan. If the Company repays the amounts borrowed under any Term Loan prior to maturity, the Company will be required to make a prepayment fee equal to 1.00% to 3.00% of the principal amount of such Term Loan prepaid, depending upon the timing of the prepayment. In addition, the Company is required to pay customary commitment fees and unused fees and certain other customary fees related to the Lenders’ administration of the credit facility.

The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of the Company’s assets, other than its intellectual property and, under certain circumstances, more than 65% of its shares in any foreign subsidiary. The Company has agreed not to pledge or otherwise encumber its intellectual property assets, except for permitted liens, as such terms are defined in the Loan Agreement and except as otherwise provided for in the Loan Agreement.

The Loan Agreement also contains representations and warranties, affirmative and negative covenants applicable to the Company and any subsidiaries and events of default, in each case subject to grace periods, thresholds and materiality qualifiers, as more fully described in the Loan Agreement. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal existence and material governmental approvals, deliver certain financial reports, maintain insurance coverage, and achieve certain trailing 12-month revenues. The negative covenants include, among others, restrictions on the Company’s incurring additional indebtedness, engaging in mergers, consolidations or acquisitions, consummating certain changes of control, paying dividends or making other distributions, making investments, creating liens and selling assets. The events of default include, among other things, the Company’s failure to pay any amounts due under the Loan Agreement, a breach of covenants under the Loan Agreement, the Company’s insolvency, a material adverse change, the occurrence of a default under certain other indebtedness and the entry of final judgments against the Company in excess of a specified amount. If an event of default occurs, the Lenders are entitled to take various actions, including the acceleration of amounts due under the Loan Agreement, termination of the commitments under the Loan Agreement and certain other actions available to secured creditors.

Oxford has in the past performed, and may in the future from time to time, perform lending and/or commercial banking services for the Company, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing summary of the Loan Agreement and the credit facility established thereunder does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

As discussed above under Item 1.01, the Company used a portion of the first Term Loan and the $8.0 million borrowed under the Line of Credit to repay approximately $20.0 million in outstanding indebtedness, which constituted all amounts outstanding under the Prior Loan Agreement, and then terminated the Prior Loan Agreement effective immediately. In connection with such repayment, the Company made a final payment fee of approximately $1.2 million and a prepayment fee equal to 0.75% with respect to the prepaid principal amount. The material relationships between the Company and Oxford were the same as described above.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of March 31, 2017, among Oxford Finance LLC, the lenders listed therein and Entellus Medical, Inc. (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2017	ENTELLUS MEDICAL, INC.

	By:	/s/ Brent A. Moen
	Name:	Brent A. Moen
	Title:	Chief Financial Officer

ENTELLUS MEDICAL, INC.

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Loan and Security Agreement, dated as of March 31, 2017, among Oxford Finance LLC, the lenders listed therein and Entellus Medical, Inc.	Filed herewith